Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CLEVELAND BIOLABS, INC.

The Board of Directors of Cleveland BioLabs, Inc., in accordance with Section 245 of the General Corporation Law of Delaware, duly adopted the following Restated Certificate of Incorporation. This document only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of Cleveland BioLabs Inc., duly filed with the Secretary of State of Delaware on June 5, 2003, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

FIRST:  The name of the corporation is Cleveland BioLabs, Inc. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the county of New Castle. The name of the Corporation’s registered agent is LexisNexis Document Solutions Inc.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).

FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 90,000,000 shares, which shall be divided as follows:  (i) 80,000,000 shares of Common Stock, par value $0.005 per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, par value $0.005 per share (“Preferred Stock”).

Each share of Common Stock shall have the right to one vote with respect to any question upon which holders of Common Stock have the right to vote, except as set forth herein or any limitations required by law.  The holders of shares of Common Stock shall not have cumulative voting rights.

Preferred Stock may be issued from time to time in one or more series.  Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, the Board of Directors of the Corporation (the “Board”) is authorized to provide for the issuance of and issue shares of Preferred Stock in series and, by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Subject to the other provisions of this Certificate of Incorporation (the “Certificate”) and any limitations prescribed by law, shares of each such series may (i) rank senior to shares of any capital stock as to the payment of the distribution of assets on liquidation; (ii) bear a stated dividend and/or rank senior to shares of any capital stock as to the payment of dividends; (iii) be redeemable by the holder thereof; (iv) have voting or other rights with respect to the control of the Corporation which rank senior to shares of any outstanding capital stock; or (v) otherwise have rights, powers or preferences which are senior or otherwise superior to shares of any outstanding capital stock.  Subject to the other provisions of this Certificate and any limitations prescribed by law, no consent of the holders of Common Stock or any outstanding series of Preferred Stock, shall be required in connection with such authorization and issuance by the Board of Directors of any such series of Preferred Stock.

FIFTH:  RESERVED.

SIXTH:  The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation (the “By-Laws”).

SEVENTH:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) The Board shall consist of not less than five nor more than fifteen members, the exact number of which shall be fixed from time to time by the Board.

(c) Any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors.  Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors.

(d) In addition to the powers and authority hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless to the GCL, the Certificate, as amended, and the By-Laws of the Corporation.

EIGHTH:  The Corporation is to have perpetual existence.

NINTH:

(a) Any action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of the stockholders of the Corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of the GCL or any other provision of the GCL.

(b) Meetings of the stockholders may be held within or without the State of Delaware as the By-Laws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

(c) Unless otherwise required by law, special meetings of the stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board, if there be one, or (ii) the Board.  The ability of the stockholders to call a special meeting of the stockholders is specifically denied.

TENTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ELEVENTH:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the GCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCL.  Any repeal or modification of this Article Eleventh by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

TWELFTH:  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.  The right to indemnification conferred by this Article Twelfth shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article Twelfth.

The Corporation may, to the extent authorized from time to time by the Board provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article Twelfth to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article Twelfth shall not be exclusive of any other rights which any person may have or hereafter acquire under this Certificate, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article Twelfth by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

THIRTEENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred herein upon stockholders are granted subject to this reservation.

The undersigned hereby acknowledges that the foregoing Restated Certificate of Incorporation is the Corporation’s act and deed, and that the facts stated therein are true.

Dated: March 18, 2010
Cleveland BioLabs, Inc.

/s/ Michael Fonstein
Michael Fonstein
President and Chief Executive Officer